EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127920 and 333-118272 on Form S-8 of our report dated May 31, 2011, relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc., and of our report dated May 31, 2011 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 5, 2011